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                                  TMP WORLDWIDE INC.

                                 401(K) SAVINGS PLAN

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                           (RESTATED AS OF OCTOBER 1, 1996)



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                                  TABLE OF CONTENTS
                                                                            PAGE


ARTICLE 1   DEFINITIONS...................................................    1
    1.1.    "Account".....................................................    1
    1.2.    "Administrative Committee.....................................    1
    1.3.    "Affiliate"...................................................    1
    1.4.    "Beneficiary".................................................    2
    1.5.    "Board".......................................................    2
    1.6.    "Code"........................................................    2
    1.7.    "Company".....................................................    2
    1.8.    "Compensation.................................................    2
    1.9.    "Employee.....................................................    2
    1.10.   "Employer.....................................................    3
    1.11.   "Employer Matching Contributions..............................    3
    1.12.   "ERISA".......................................................    3
    1.13.   "Highly Compensated Employee".................................    3
    1.14.   "Investment Fund".............................................    3
    1.15.   "Non-Highly Compensated Employee".............................    3
    1.16.   "Normal Retirement Date"......................................    3
    1.17.   "Participant".................................................    3
    1.18.   "Plan"........................................................    4
    1.19.   "Plan Year"...................................................    4
    1.20.   "Service".....................................................    4
    1.21.   "Trust".......................................................    6
    1.22.   "Trustee".....................................................    6
    1.23.   "Trust Fund"..................................................    6
    1.24.   "Valuation Date"..............................................    6

ARTICLE 2   PARTICIPATION.................................................    6
    2.1.    General Participation Requirement.............................    6
    2.2.    Re-employment Rules...........................................    7

ARTICLE 3   CONTRIBUTIONS.................................................    7
    3.1.    Participants' Elective Contributions..........................    7

    3.2.    Nonelective Employer Contribution.............................    8
    3.3.    Employer Matching Contributions...............................    8
    3.4.    Rollover Contributions........................................    9
    3.5.    Transfers from Other Plans....................................    10
    3.6.    Distribution of Excess Deferrals..............................    11
    3.7.    Return of Contributions.......................................    11

ARTICLE 4   LIMITATIONS ON CONTRIBUTIONS..................................    12
    4.1.    Statutory Nondiscrimination Requirements......................    12
    4.2.    Modification of Contribution Elections........................    13



                                         -i-

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    4.3.    Excess Elective Contributions.................................    14
    4.4.    Excess Employer Matching Contributions........................    14
    4.5.    Other Limitations on Contributions and Benefits...............    15

ARTICLE 5   ACCOUNTS AND INVESTMENT FUNDS.................................    16
    5.1.    Maintenance of Accounts.......................................    16
    5.2.    Adjustment of Accounts........................................    16
    5.3.    Establishment of Investment Funds.............................    17
    5.4.    Investment Directions.........................................    17
    5.5.    Voting or Tendering Company Stock.............................    18

ARTICLE 6   ELIGIBILITY FOR AND DISTRIBUTION OF BENEFITS..................    20
    6.1.    Normal Retirement or Total Disability.........................    20
    6.2.    Other Termination of Employment...............................    20
    6.3.    Forfeitures...................................................    21
    6.4.    Special Vesting Rule..........................................    22
    6.5.    Method of Payment.............................................    22
    6.6.    Required Commencement of Distributions........................    23
    6.7.    Cashout of Small Benefits.....................................    24
    6.8.    Death.........................................................    24
    6.9.    Direct Rollover Requirments...................................    25

ARTICLE 7   IN-SERVICE WITHDRAWALS AND LOANS..............................    27
    7.1.    Withdrawals After Age 591/2...................................    27
    7.2.    Hardship Withdrawals..........................................    27
    7.3.    Withdrawal Requests...........................................    29
    7.4.    Loans.........................................................    29
    7.5.    Failure to Repay Loans........................................    31

ARTICLE 8   TOP HEAVY PROVISIONS..........................................    31
    8.1.    Effect of Top Heavy Status....................................    31
    8.2.    Definitions and Special Rules.................................    32

ARTICLE 9   ADMINISTRATION OF PLAN........................................    33
    9.1.    Organization of Administrative Committee and Procedural ters..    33
    9.2.    Powers of Administrative Committee............................    34
    9.3.    Operation of Administrative Committee.........................    34
    9.4.    Investment Powers of the Administrative Committee.............    35
    9.5.    Resignation or Removal........................................    36
    9.6.    Records and Reports...........................................    36
    9.7.    Expenses......................................................    36
    9.8.    Indemnification...............................................    36
    9.9.    Claim for Benefits............................................    37
    9.10.   Review of Denied Claims.......................................    37
    9.11.   Standard of Judicial Review of Committee Actions..............    38

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ARTICLE 10  TRUST FUND....................................................    39
    10.1.   General.......................................................    39
    10.2.   No Diversion..................................................    39
    10.3.   Benefits Provided Solely by Trust Fund........................    39
    10.4.   Employer Securities...........................................    40
    10.5.   Appointment of Investment Manager.............................    40

ARTICLE 11  AMENDMENTS AND TERMINATION....................................    41
    11.1.   Company May Amend Plan........................................    41
    11.2.   Withdrawal of Participating Employer..........................    42
    11.3.   Termination...................................................    42
    11.4.   Distributions Upon Termination................................    42
    11.5.   Statutory Merger/Consolidation Rule...........................    43

ARTICLE 12  MISCELLANEOUS.................................................    43
    12.1.   No Rights Conferred...........................................    43
    12.2.   Benefits Limited to Trust Fund................................    43
    12.3.   Spendthrift Provision.........................................    44
    12.4.   Prior Plans...................................................    44
    12.5.   Payments to Minors or Incompetents............................    45
    12.6.   Headings......................................................    45
    12.7.   Severability..................................................    45
    12.8.   Construction..................................................    46

APPENDIX A................................................................    47

APPENDIX B................................................................    48

APPENDIX C................................................................    50

APPENDIX D................................................................    51

APPENDIX E................................................................    52

APPENDIX F................................................................    54

APPENDIX G................................................................    56



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                                  TMP WORLDWIDE INC.
                                 401(K) SAVINGS PLAN

                                     INTRODUCTION
            The TMP Worldwide Inc. 401(k) Savings Plan was originally adopted as of January 1, 1992. The Plan was previously amended through December 20, 1994 in order to comply with provisions of applicable law. The Plan is hereby amended and restated in order to permit the investment of Plan assets in common stock of the Company and to incorporate other changes relating to Plan administration.

                                      ARTICLE 1
                                     DEFINITIONS

            Wherever used herein, the masculine includes the feminine, the singular includes the plural, and the following terms have the following meanings unless a different meaning is clearly required by the context.

            1.1. "ACCOUNT" means any one or more of the bookkeeping accounts established and maintained hereunder, representing a Participant's interest in the Trust Fund.

            1.2. "ADMINISTRATIVE COMMITTEE" means the administrative committee appointed hereunder to administer the Plan or, if no such committee is appointed or serving, the Company.

            1.3. "AFFILIATE" means any entity (whether or not incorporated) which, by reason of its relationship with the Company, is required to be aggregated with the Company under Section 414(b), 414(c), 414(m) or 414(o) of the Code.

            1.4. "BENEFICIARY" means any person entitled to receive benefits under the Plan by reason of the death of a Participant, former Participant or Beneficiary.
            1.5.   "BOARD" means the Board of Directors of the Company.

            1.6. "CODE" means the Internal Revenue Code of 1986, as it now exists and as it is hereafter amended.

            1.7. "COMPANY" means TMP Worldwide Inc., and any predecessor or successor thereto.

            1.8. "COMPENSATION" means all cash compensation paid by an Employer to an Employee during a Plan Year which is required to be reported as wages on the Participant's Form W-2 and such additional amounts which are not includable in the Participant's gross income by reason of the application of Sections 125, 402(a)(8), or 402(h)(1)(B) of the Code, exclusive of bonuses, overtime or other irregular compensation. Compensation in excess of $150,000 or such greater amount as may be permitted by Section 401(a)(17) of the Code will be disregarded for all purposes under the Plan.

            1.9. "EMPLOYEE" means an individual who regularly performs services for an Employer in an employer-employee relationship, OTHER THAN (a) an individual who is a member of a group of employees covered by a collective bargaining agreement unless such agreement specifically provides for participation herein, (b) an individual who is a free-lance employee or who is a leased employee within the meaning of Section 414(n)(2) of the Code and (c) an individual who is a nonresident alien of and who receives no compensation from sources within the United States.

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            1.10.  "EMPLOYER" means the Company and any Affiliate which adopts the Plan with the consent of the Board.

            1.11. "EMPLOYER MATCHING CONTRIBUTIONS" means matching contributions made by an Employer with respect to Participants' Elective Contributions in accordance with the provisions of the Plan.

            1.12. "ERISA" means the Employee Retirement Income Security Act of 1974, as it now exists and as it is hereafter amended.

            1.13.  "HIGHLY COMPENSATED EMPLOYEE" means an Employee described in
Section 414(q) of the Code who is eligible to participate in the Plan.

            1.14. "INVESTMENT FUND" means any one or more of the separate investment funds designated by the Administrative Committee for investment of the assets of the Trust Fund (including, without limitation, each separate fund maintained by a registered investment company, if any, selected by the Administrative Committee).

            1.15. "NON-HIGHLY COMPENSATED EMPLOYEE" means an Employee who is eligible to participate in the Plan and who is not a Highly Compensated Employee (and for plan years beginning prior to 1997, who is not a family member of a Highly Compensated Employee within the meaning of Section 414(q)(6)(B) of the
Code).

            1.16. "NORMAL RETIREMENT DATE" means the later of the date on which an Employee attains age 65, or the fifth anniversary of the date he or she first became a Participant.

            1.17. "PARTICIPANT" means an Employee participating in the Plan in accordance with the provisions hereof.

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            1.18.  "PLAN" means the profit sharing plan as set forth herein and any amendments thereto.

            1.19. "PLAN YEAR" means each twelve-month period beginning January 1 and ending December 31.

            1.20. "SERVICE" means active employment with the Company or an Affiliate, subject to the following special rules:

            (a) an individual will be deemed to be actively employed for the first twelve months of an absence from work due to disability, sickness, layoff, leave of absence or any other reason except voluntary termination of employment, retirement, discharge or death;

            (b) an individual will be deemed to be actively employed during an absence from work due to voluntary termination of employment, retirement or discharge if the individual returns to active employment and performs an hour of service within twelve months from the date of the voluntary termination, retirement or discharge (or, if the voluntary termination, retirement or discharge occurs during a period of absence described in (a) above, before the first anniversary of the date the earlier period of absence began);

            (c) an individual will be deemed to be actively employed during a period of active duty with the armed forces of the United States (not included in (a) or (b) above) if he or she returns to active employment and performs an hour of service within the period provided by law for the protection of his or her re-employment rights;

            (d) if an individual is absent from work for more than one year because of the individual's pregnancy, the birth of the individual's child, the adoption of a child by the individual, or the care of the individual's newborn or newly adopted child, then, subject to an intervening voluntary termination of employment or discharge, the individual will neither be treated as absent from work nor credited with Service during the second twelve months of that absence;

            (e) if an individual is separated from Service before having any vested interest in his or her Account attributable to Employer contributions which are subject to a vesting condition and the period of the separation is more than five years, then the period of his or her pre-separation Service will be disregarded for all purposes hereof;

            (f) if, before being fully vested in his or her Account, an individual is separated from Service for more than five consecutive years, then Service (if any) after such separation from Service will be disregarded in determining the individual's vested interest in his or her Account attributable to contributions made before the separation from Service; and

            (g) an individual's years of Service under the Plan will be the sum of (a) the number of years of Service credited to an individual as of September 30, 1996 under the terms of the Plan in effect on that date, plus
    (b) the number of whole years (based upon 365 days in a year) of an individual's Service after September 30, 1996, provided, however, that an individual who has less than 365 days of Service in 1996 will be credited with one year of Service with respect to that year if the individual completed at least 6 months of Service or 1,000 hours of service in 1996.

The period of an individual's Service will be measured in days; and one year of Service will be the equivalent of 365 days of Service. An "hour of service" is each hour for which an individual is directly or indirectly paid or entitled to payment by the Company or an Affiliate for the performance of services.

            1.21. "TRUST" means the trust established and maintained as part of the Plan.

            1.22. "TRUSTEE" means the person or persons (including a corporation) appointed and acting as trustee of the Trust.

            1.23. "TRUST FUND" means the assets of the Plan consisting of the amounts held in the Investment Funds.

            1.24. "VALUATION DATE" means the last day of each Plan Year and such other date or dates as the Administrative Committee (acting in its absolute discretion and in a nondiscriminatory manner) may determine for valuing any one or more of the Investment Funds or the Trust Fund or a Participant's Account.

                                      ARTICLE 2

                                    PARTICIPATION

            2.1. GENERAL PARTICIPATION REQUIREMENT. An Employee shall automatically be a participant on October 1, 1996 if he or she was a Participant on September 30, 1996. An Employee who is not automatically a Participant on October 1, 1996 will become eligible to participate in the Plan on the first day of the calendar quarter coincident with or next following the date he or she completes one year of Service.

            2.2.   RE-EMPLOYMENT RULES.  A former Employee who was a
Participant and who again becomes an Employee will again become a Participant on the date on which he or she again completes an hour of Service as an Employee provided, however, that a nonvested former Participant whose prior Service is permanently disregarded (under the definition of Service) in determining the individual's vested interest under the Plan will be treated as a new employee when he or she returns to Service.

                                      ARTICLE 3

                                    CONTRIBUTIONS

            3.1.   PARTICIPANTS' ELECTIVE CONTRIBUTIONS.

            (a) SALARY REDUCTION ELECTION. Each Employee who is eligible to be a Participant may elect the percentage of his or her Compensation to be withheld by the Employer on a before-tax basis and contributed to the Trust as an Elective Contribution. The designated percentage must be a whole percentage of Compensation and may not be more than 15%. The total amount of a Participant's Elective Contributions for a calendar year may not be more than $7,000 (adjusted as provided by Section 402(g)(1) of the Code).

            (b) CONTRIBUTION TO TRUST. Subject to the requirements of applicable law, the Employer will pay Elective Contributions to the Trustee as soon as practicable after they are withheld from pay but no less frequently than monthly. Each

Participant's Elective Contributions will be credited to his or her Account in accordance with the provisions hereof.

            (c) PROCEDURAL RULES. Salary reduction elections must be made on such forms and at such times, and may be prospectively modified, revoked or suspended at such times and in accordance with such procedures as may be prescribed or permitted by the Administrative Committee acting in a uniform and nondiscriminatory manner. A Participant's election will terminate when the Participant ceases to be an Employee, and a new withholding election must be filed if he or she wishes to resume Elective Contributions after again becoming an Employee.

            3.2. NONELECTIVE EMPLOYER CONTRIBUTION. For any Plan Year, the Company, acting in its discretion, may require any Employer to contribute to the Trust for allocation to the Accounts of one or more of such Employer's Non-Highly Compensated Employees an amount necessary to enable the Plan to satisfy Section 401(k)(3) of the Code for such Plan Year. Any such contributions will be treated as Elective Contributions for all purposes hereof except for the purpose of determining eligibility for and the amount of any Employer Matching Contributions.

            3.3. EMPLOYER MATCHING CONTRIBUTIONS. For each Plan Year, the Employer will make a matching contribution with respect to the Elective Contributions made by each Participant who is employed by an Employer on the last day of such Plan Year in an amount equal to the lesser of (i) the amount of the Participant's Elective Contributions for the Plan Year or (ii) an amount equal to 2% of the Participant's Compensation for the Plan Year. Amounts that are forfeited during the Plan Year (to the extent not used to restore a prior forfeiture for a re-employed Participant in accordance with the provisions hereof) shall be placed in a suspense account and applied to satisfy expenses incurred in connection with the administration of the Plan with any remaining amounts being applied to reduce the amount of Employer Matching Contributions otherwise required to be made hereunder. For Plan Years beginning after December 31, 1995, Employer Matching Contributions will be paid to the Trustee in the form of Company common stock, and will be credited to the Participants' Accounts in accordance with the provisions hereof as of the last day of the Plan Year of reference. The number of shares comprising the Employer Matching Contributions for a Plan Year will be determined on the basis of the fair market value of the shares as of the close of the last business day of the Plan Year.

            3.4. ROLLOVER CONTRIBUTIONS. Subject to such rules as may be established by the Administrative Committee, an Employee who is eligible to participate in the Plan may make a rollover contribution to the Trust of (a) part or all of a distribution received from another employee benefit trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code, (b) part or all of a distribution received from a qualified employee annuity plan described in Section 403(a)(1) of the Code which meets the requirements of Section 404(a)(2) of the Code, or (c) the entire amount received (including money and any other property) from an individual retirement account. Any rollover contribution must meet the income deferral requirements of the Code (including the requirement that the rollover contribution be made no later than 60 days after the day on which the Participant received the payment or distribution from the other plan or account in the case of a rollover which is not a direct rollover from a transferor plan). The Administrative Committee and/or the Trustee may require an eligible Employee to furnish any relevant information or documentation and to make any reasonable representations concerning the distribution from the prior plan or account before deciding whether to accept a rollover contribution. The amount of a rollover contribution shall be credited to the eligible Employee's Account and shall equal the sum of the cash plus the fair market value of the property transferred (subject to the right of the Administrative Committee or the Trustee to refuse to accept property), determined as of the date the property is received by the Trustee. For purposes of this section, rollover contributions shall also include direct rollovers as described in Section 401(a)(31) of the Code.

            3.5. TRANSFERS FROM OTHER PLANS. Subject to the provisions of applicable law, the Administrative Committee may permit assets of other qualified plans to be transferred to the Trust in a plan-to-plan transfer other than a direct rollover. The plan administrator and/or plan trustee of a transferor plan will furnish a breakdown of the assets being transferred so that those assets can be properly allocated to corresponding Accounts established hereunder. The Administrative Committee shall take such action as may be necessary or appropriate in order to separately account for the assets of a transferror plan. The accrued benefits of a transferror plan's participants and the optional forms of benefit available to those participants with respect to the transferred assets will be preserved hereunder to the extent required by the provisions of applicable law. Any specific requirements applicable to balances transferred from another plan will be set forth in the appendices annexed hereto. If assets are transferred to the Trust from the trustee of a trust maintained under another plan and if a determination is subsequently made that the transferor plan is not qualified under Section 401(a) of the Code or that the asset transfer is otherwise not permissible, then the assets so transferred, together with earnings (or reduced by losses), will be returned and will be deemed to have been held by the Trustee in separate trust and not as part of the Trust Fund.

            3.6. DISTRIBUTION OF EXCESS DEFERRALS. If, on or before March 1 of any year, a Participant notifies the Administrative Committee that all or part of the Elective Contributions made for his or her benefit during the preceding taxable year represents an excess deferral within the meaning of
Section 402(g) of the Code, then the Administrative Committee will cause the amount of such excess deferral to be distributed to the Participant by the April 15 following such notification.

            3.7. RETURN OF CONTRIBUTIONS. If a contribution by an Employer to the Trust is (a) made by reason of a good faith mistake of fact, or (b) believed by the Employer in good faith to be deductible under Section 404 of the Code but the deduction is disallowed, then the Trustee shall return to the contributing Employer the amount of the mistaken or nondeductible contribution. In no event may the return of an Employer contribution cause the value of a Participant's interest in the Trust to be reduced to an amount which is less than the amount it would have been had the mistaken or nondeductible contribution not been made. The return of a contribution hereunder must be made within one year after the mistaken contribution is made or the deduction is disallowed, as the case may be.

                                      ARTICLE 4

                             LIMITATIONS ON CONTRIBUTIONS

            4.1.   STATUTORY NONDISCRIMINATION REQUIREMENTS.

            (a) ELECTIVE CONTRIBUTIONS. Elective Contributions for a Plan Year must satisfy either of the following tests:

              (1) the average of the individual ratios (expressed as percentages) of Elective Contributions to Compensation (the "deferral percentages") for the Plan Year for all Highly Compensated Employees is not more than 125% of the average of the deferral percentages for all Non-Highly Compensated Employees; or

              (2) the average of the deferral percentages for all Highly Compensated Employees is not more than twice the average of the deferral percentages for all Non-Highly Compensated Employees, AND the average of the deferral percentages for all Highly Compensated Employees does not exceed the average of the deferral percentages for all Non-Highly Compensated Employees by more than 2%.

Subject to the provisions of applicable law, the Administrative Committee may treat Employer Matching Contributions for a Plan Year as Elective Contributions if and to the extent such treatment would enable the Plan to satisfy the provisions of this Section for the Plan Year and solely for that purpose.

            (b) EMPLOYER MATCHING CONTRIBUTIONS. Employer Matching Contributions for a Plan Year must satisfy either of the following tests:

              (1) the average of the individual ratios (expressed as percentages) of the Employer Matching Contributions to Total Compensation (the "contribution percentages") for the Plan Year for all Highly Compensated Employees is not more than 125% of the average of the contribution percentages for all Non-Highly Compensated Employees; or

              (2) the average of the contribution percentages for all Highly Compensated Employees is not more than twice the average of the contribution percentages for all Non-Highly Compensated Employees, AND the average of the contribution percentages for all Highly Compensated Employees does not exceed the average of the contribution percentages for all Non-Highly Compensated Employees by more than 2% (provided, however, that this clause 2 will not apply to the extent required by law in order to prevent prohibited multiple use of the 200%/2% deferral percentage and contribution percentage nondiscrimination tests).

Subject to the provisions of applicable law, the Administrative Committee may treat Elective Contributions for a Plan Year as Employer Matching Contributions if and to the extent such treatment would enable the Plan to satisfy the provisions of this Section and solely for that purpose.

            4.2. MODIFICATION OF CONTRIBUTION ELECTIONS. The Administrative Committee may modify a Participant's salary reduction election in order to enable the Plan to satisfy the limitations of applicable law with respect to Elective Contributions and Employer Matching Contributions, including the limitations prescribed by Sections 401(k)(3), 401(m), 402(g)(1) and 415 of the Code. The modification of a Participant's election may not result in increased Elective Contributions for the Participant without his or her consent.

            4.3. EXCESS ELECTIVE CONTRIBUTIONS. If the average of the deferral percentages for Highly Compensated Employees for a Plan Year exceeds the amount permitted for that Plan Year, then the excess will be eliminated in the manner provided in this Section. First, in accordance with the provisions of applicable law, the deferral percentages of some or all of the Highly Compensated Employees will be reduced until the average of the deferral percentages for the Highly Compensated Employees satisfies one of the nondiscrimination tests. Second, the amount of each Highly Compensated Employee's excess Elective Contributions will be determined based upon the reduction of his or her deferral percentage in accordance with the preceding sentence. Third, the amount of each Highly Compensated Employee's Elective Contributions, as so determined, together with income or loss thereon, will be distributed to him or her as soon as practicable, but in no event later than the last day of the Plan Year following the Plan Year for which the excess amount was contributed.

            4.4. EXCESS EMPLOYER MATCHING CONTRIBUTIONS. If the average of the contribution percentages for Highly Compensated Employees for a Plan Year exceeds the amount permitted for that Plan Year, then the excess will be eliminated in the manner provided in this Section. First, in accordance with the provisions of applicable law, the contribution percentages of some or all of the Highly Compensated Employees will be reduced until the average of the contribution percentages for the Highly Compensated Employees satisfies the applicable nondiscrimination test. Second, the amount of each Highly Compensated Employee's excess Employer Matching

Contributions will be determined based upon the reduction of his or her contribution percentage in accordance with the preceding sentence. Third, the amount of the Employer Matching Contributions made for each Highly Compensated Employee as so determined, together with income or loss thereon, will be distributed to him or her and the nonvested portion shall be forfeited and placed in a suspense account and applied in accordance with Section 3.3 of the Plan. The amounts determined under this Section will be paid as soon as practicable, but in no event later than the last day of the Plan Year following the Plan Year for which the excess amount was contributed.

            4.5. OTHER LIMITATIONS ON CONTRIBUTIONS AND BENEFITS. The annual addition to a Participant's Accounts for any limitation year, when added to the annual additions to his or her accounts under all other defined contribution plans (if any) maintained by the Company or an Affiliate for such year, may not exceed the lesser of (a) $30,000 (or, if greater, one-fourth of the limitation in effect for the Plan Year under Section 415(b)(1)(A) of the Code), and (b) 25 percent of the Participant's compensation for the year (all as determined in accordance with Section 415 of the Code). If an Employer or an Affiliate maintains a defined benefit pension plan, a Participant's benefits under that plan will be reduced in lieu of a reduction of annual additions under this Plan if and to the extent necessary to comply with the requirements of Section 415(e) of the Code. For the purposes of applying Section 415 of the Code, the limitation year will be the calendar year.

                                      ARTICLE 5

                            ACCOUNTS AND INVESTMENT FUNDS

            5.1. MAINTENANCE OF ACCOUNTS. The Administrative Committee will establish and maintain a separate Account for each Participant to reflect the Participant's interest in the Trust attributable to Employer contributions. The Administrative Committee will also maintain or cause to be maintained such other Accounts or sub-accounts as the Administrative Committee deems necessary or desirable in order to carry out the intent and purposes of the Plan or to comply with applicable law. Each Participant's Accounts will be credited, charged and adjusted in accordance with the provisions hereof.

            5.2. ADJUSTMENT OF ACCOUNTS. As of each Valuation Date with respect to an Investment Fund or a Trust Fund, as the case may be, each Participant's Accounts will be adjusted to reflect changes in the value of the Participant's interest in the Investment Fund or Trust Fund since the last Valuation Date. Unless the Administrative Committee, acting in a uniform and equitable manner, determines otherwise, such adjustment shall be made as follows:

              (a) first, the value of each Account will be adjusted as of the preceding Valuation Date to reflect distributions, transfers made thereto and withdrawals made therefrom since that Valuation Date;

              (b) second, each Account will be adjusted to reflect its proportionate share (based upon the adjusted Account values as of the preceding Valuation Date) of the net increase or decrease in the fair market value of the Investment Fund or the Trust Fund since the last Valuation Date; and

              (c) third, as of each Valuation Date, each Participants' Account will be credited with the contributions (and transfers) made for or on behalf of the Participant as of, or for the period ending on, such Valuation Date.

The fair market value of the Trust Fund or any Investment Fund will be determined with regard to expenses incurred by or equitably charged to such Fund.

            5.3. ESTABLISHMENT OF INVESTMENT FUNDS. The Trust Fund will be segregated into one or more separate Investment Funds as shall be established at the direction of the Administrative Committee, including, without limitation, one or more fixed income funds, one or more equity investment funds, and a fund invested entirely in common stock of the Company. Except as otherwise provided herein with respect to the Company stock portion of the Participants' Employer Matching Contribution Accounts, amounts contributed or accepted pursuant to the Plan will be invested and re-invested in the separate Investment Funds in accordance with the Participants' and Beneficiaries' elections.

            5.4. INVESTMENT DIRECTIONS. Each Participant and Beneficiary will direct the investment and reinvestment of the amounts in and/or subsequently contributed to his or her Accounts among the available Investment Funds. Investment directions may be given in such manner, at such times and subject to such conditions as may be prescribed by the Administrative Committee (or its designee). In the absence of a properly-transmitted investment direction, the amounts in and/or subsequently contributed to a Participant's (or Beneficiary's) Accounts will be invested in a money market or other short term fixed income Investment Fund designated for this purpose by the Administrative Committee. Notwithstanding anything to the contrary contained herein, unless otherwise determined by the Board, common stock of the Company contributed to the Plan as an Employer Matching Contribution will be credited to a separate subaccount, will remain invested in Company common stock and will not be subject to the investment direction and investment transfer provisions hereof.

            5.5.   VOTING OR TENDERING COMPANY STOCK.

            (a) GENERAL MATTERS. Each Participant (or, in the event of his or her death, his or her Beneficiary) shall have the right to instruct the Trustee in writing as to the manner in which to vote the shares of Company common stock held in his or her Accounts on each matter brought before an annual or special shareholders' meeting of the Company. The Trustee shall vote any Company common stock as to which timely instructions have not been received in the same proportion as directed shares are voted. The Company shall use its best efforts to timely distribute or cause to be distributed to each Participant (or Beneficiary) the information distributed to shareholders of the Company in connection with any shareholders' meeting, together with a form requesting confidential instructions to the Trustee on how such shares of Company common stock shall be voted on each such matter. Upon timely receipt of such instructions, the Trustee shall, on each such matter, vote as directed the appropriate number of shares (including fractional shares) of Company common stock.

              (b) TENDER OF SHARES. Each Participant (or, in the event of his or her death, his or her Beneficiary) shall have the right to instruct the Trustee in writing as to the manner in which to respond to a tender or exchange offer with respect to shares of Company common stock held in his or her Accounts. The Company shall use its best efforts to timely distribute or cause to be distributed to each present or former Participant (or Beneficiary) the information distributed to shareholders of the Company in connection with any tender or exchange offer. Upon timely receipt of such instructions, the Trustee shall respond as instructed with respect to such shares of such Company common stock. If, and to the extent that, the Trustee shall not have received timely instructions from any individual given a right to instruct the Trustee with respect to his or her shares, such individual shall be deemed to have timely instructed the Trustee not to tender or exchange such shares.

    (c) CONFIDENTIALITY. The voting and tender instructions received by the Trustee from individual Participants (or Beneficiaries) shall be held by the Trustee in strict confidence and shall not be divulged or released to any person, including employees, officers and directors of the Company or any Affiliate; provided, however, that, to the extent necessary for the operation of the Plan, such instructions may be relayed to or by the Trustee to or from a recordkeeper, auditor or other person providing services to the Plan if such person (1) is not the Company, an Affiliate or any employee, officer or director thereof, and (2) agrees not to divulge such instructions to any other person, including employees, officers and directors of the Company and its affiliates.

                                      ARTICLE 6

                     ELIGIBILITY FOR AND DISTRIBUTION OF BENEFITS

            6.1. NORMAL RETIREMENT OR TOTAL DISABILITY. A Participant who retires at or after his or her Normal Retirement Date or whose employment terminates by reason of total disability will be entitled to receive 100% of his or her Accounts determined as of the Valuation Date coincident with or next preceding the date of distribution (and adjusted for contributions and withdrawals since that Valuation Date). For this purpose, total disability means the inability of a participant to perform the duties of any occupation for which he or she is reasonably suited by reason of a physical or mental illness or disease which is expected to result in death or to last indefinitely.
Subject to the provisions hereof and of applicable law, distribution of the retired or disabled Participant's Accounts will be made as soon as practicable after his or her retirement or termination of employment. A retired or disabled Participant's Accounts will continue to be invested as part of the Trust Fund and will continue to be adjusted in accordance with the provisions hereof until the distribution thereof is completed.

            6.2. OTHER TERMINATION OF EMPLOYMENT. A Participant whose employment is terminated for any reason (other than death or total disability) prior to his or her Normal Retirement Date will be entitled to receive the sum of (a) 100% of his or her Accounts attributable to Elective Contributions, rollovers and transfers from another qualified plan, plus (b) the vested portion of his or her Accounts attributable to Employer Matching Contribution determined under the following vesting schedule as of the Valuation Date coincident with or immediately preceding the distribution date (adjusted for contributions and withdrawals since that Valuation Date), based upon the number of the Participant's years of Service:

            Years of Service           Percentage Vested

              less than 2                     0%
                        2                    40%
                        3                    60%
                        4                    80%
                        5 or more           100%

Subject to the provisions hereof and of applicable law, the distribution of a terminated Participant's vested Accounts will be made at such time as the Participant elects. A terminated Participant's vested Accounts will continue to be invested as part of the Trust Fund and will continue to be adjusted in accordance with the provisions hereof until the distribution of the Accounts is completed.

            6.3. FORFEITURES. If a Participant's Service is severed before the completion of five years of Service, then the nonvested portion of the Participant's Account will be forfeited when the vested portion of the Participant's Account is distributed or, if earlier, on the fifth anniversary of the date the Participant was last credited with Service. If (a) a forfeiture arises with respect to a former Participant who receives a distribution of the vested portion of his or her Account because of a termination of employment, (b) the former Participant returns to Service within five years from the date of his or her separation from Service, and (c) the former Participant repays the amount of the prior distribution to the Plan within the earliest time permitted by
Section 411(a)(7)(C) of the Code, then the Employer will restore the amount of the forfeiture attributable to such termination of employment to the

Participant's Account. For purposes of the preceding sentence, if the former Participant's vested percentage determined under the Plan's vesting schedule is zero, then the Participant will be deemed to have received a distribution of the vested portion of his or her Account at the time of his or her termination of employment; and the former Participant will be deemed to have repaid the deemed distribution to the Plan at the expiration of the repayment period permitted in
Section 411(a)(7)(C) of the Code. The source of the restoration will be other forfeitures and, to the extent necessary, additional Employer contributions. Restoration of a prior forfeiture will be credited to the Participant's Account as soon as practicable after it is paid or otherwise made available to the Plan.

            6.4. SPECIAL VESTING RULE. If a distribution or withdrawal is made to or by a Participant from an Account which is less than 100% vested (including, without limitation, an Account that has been restored pursuant to the preceding Section), then unless and until the Account becomes 100% vested, the vested portion of the Account will be determined in accordance with the following formula: P(AB+D) D, where P is the applicable percentage determined under the Plan's vesting schedule; AB is the Account balance and D is the amount of the prior distribution or withdrawal.

            6.5. METHOD OF PAYMENT. Except as otherwise required by applicable law, distribution of a Participant's Accounts will be made in the form of a single sum payment. Payments may be made in cash or in kind or partly in each, as determined by the Administrative Committee acting in its discretion in a uniform and nondiscriminatory manner. To the extent required by applicable law, in the case of a Participant's Account attributable to a transfer from another qualified plan, the

Administrative Committee will make available such optional payment methods and shall comply with such election and other administrative procedures as may be necessary in order to comply with the provisions of applicable law, including, without limitation, Sections 401(a)(11), 401(a)(17) and 411(d)(6) of the Code and regulations thereunder. Special payment requirements applicable to transferred balances will be set forth in the appendices annexed hereto.

            6.6.   REQUIRED COMMENCEMENT OF DISTRIBUTIONS.  Unless a
Participant elects an earlier distribution, payment of a Participant's vested Accounts will be made at or as soon as practicable after the Participant's Normal Retirement Date, or, if later, the date of the Participant's termination of employment with the Company and its Affiliates (but in no event later than the 60th day of the year following the year in which such date occurs) or death. Payment of an active Participant's Accounts (other than the Accounts of a Five-percent Owner as defined in Code Section 416) must begin no later than the April 1 of the calendar year following the later of (1) the calendar year in which the Participant attains age 701/2 or (2) the calendar year in which the Participant retires. Payment of Accounts belonging to an active Participant who is a Five-percent Owner (and for Plan Years beginning prior to 1997, Accounts belonging to any active Participant) must begin no later than the April 1 following the close of the calendar year in which the Participant attains age 701/2. Prior to the Participant's termination of employment, required payments from an active Participant's Accounts will be made at such times and in such amounts as are necessary to satisfy the minimum distribution requirements of
Section 401(a)(9) of the Code and regulations thereunder.

            6.7. CASHOUT OF SMALL BENEFITS. Notwithstanding anything to the contrary contained herein, if the value of a Participant's (or deceased Participant's) Accounts is less than $3,500, then the total amount of those Accounts will be distributed to the Participant (or Beneficiary) in a single sum payment as soon as practicable after the Participant's termination of employment or death.

            6.8.   DEATH.

            (a) DISTRIBUTION OF ACCOUNT. If a Participant dies before the complete distribution of his or her Accounts, then the deceased Participant's Beneficiary will be entitled to receive a single sum payment of the balance in those Accounts determined as of the Valuation Date coincident with or next preceding the date of distribution (and adjusted for contributions and withdrawals since that Valuation Date). Subject to the provisions hereof and of applicable law, the distribution of a deceased Participant's Accounts will be made as soon as practicable after the deceased Participant's death (but in no event later than one year thereafter). A deceased Participant's Account will continue to be invested as part of the Trust Fund and will continue to be adjusted in accordance with the provisions hereof until the distribution of those Accounts is completed.

            (b) DESIGNATION OF BENEFICIARY. Except as provided in subsection (c) of this Section, an individual may designate a Beneficiary by written notice filed with the Administrative Committee and may change his or her Beneficiary at any time by designating a new Beneficiary in the same manner, and no notice need be given to any prior designated Beneficiary. If no designated Beneficiary shall survive a deceased

Participant or Beneficiary, then payment of the deceased Participant's Account will be made to the deceased Participant's estate.

            (c) SPOUSE MUST BE BENEFICIARY OF DECEASED MARRIED PARTICIPANT. The surviving spouse of a deceased married Participant will be the Participant's Beneficiary UNLESS the surviving spouse consents to the designation of another Beneficiary. The spouse's consent must be in writing and must acknowledge the effect of the Participant's designation, and the spouse's signature must be witnessed by a notary public or an appropriate Plan official. Spousal consent to a different Beneficiary designation will not be required if (1) the Participant's spouse cannot be located, (2) the spouse's consent cannot be obtained because of any other circumstances permitted by applicable law, or (3) the Participant's spouse has not been married to the Participant throughout the one-year period ending on the earlier of the date of the Participant's death or the date on which distribution of the Participant's Account begins.

            6.9. DIRECT ROLLOVER REQUIREMENTS. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee's election under this Section, a distributee may elect, at the time and in the manner prescribed by the Administrative Committee in accordance with applicable law, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover. For the purposes of this Section, the following terms shall have the following meanings:
            (a) ELIGIBLE ROLLOVER DISTRIBUTION. An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; and the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

            (b) ELIGIBLE RETIREMENT PLAN. An eligible retirement plan is an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

            (c) DISTRIBUTEE. A distributee includes an Employee or former Employee. In addition, the Employee's or former Employee's surviving spouse and the Employee's or former Employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse.

            (d) DIRECT ROLLOVER. A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.
If a distribution is one to which Sections 401(a)(11) and 417 of the Code do not apply, the distribution may commence less than 30 days after the required direct rollover notice is given, provided that (a) the Participant is notified that he or she has at least 30 days to consider the decision of whether to elect a distribution and, if applicable, a particular distribution option, and (b) the Participant, after receiving the notice, affirmatively elects a distribution and, if applicable, a particular distribution option.

                                      ARTICLE 7

                           IN-SERVICE WITHDRAWALS AND LOANS

            7.1. WITHDRAWALS AFTER AGE 591/2. Subject to provisions hereof and applicable law, in accordance with rules established by the Administrative Committee, a Participant may withdraw all or any portion of his or her Account attributable to Elective Contributions after reaching age 591/2, determined as of the Valuation Date coincident with or next preceding the date of distribution (as adjusted for contributions and withdrawals since that Valuation Date).

            7.2.   HARDSHIP WITHDRAWALS.

            (a) GENERAL. Subject to the provisions hereof and of applicable law, the Administrative Committee, acting in a uniform and nondiscriminatory manner, may permit Participants to make hardship withdrawals of that portion of their vested Account balances attributable to Elective

Contributions and pre-1996 Employer Matching Contributions, other than any earnings credited to the Participant's Elective Contributions. Except as otherwise provided in this Section, a Participant may make a hardship withdrawal only if the withdrawal (1) is made on account of an immediate and heavy financial need (as described in subsection (b) below) and (2) is necessary to satisfy such financial need (as determined under subsection (c) below). If the amount in a Participant's Account is invested in more than one Investment Fund, then withdrawals from the Account will be allocated pro-rata among the applicable Investment Funds (except Company common stock attributable to post-1995 Employer Matching Contributions).

            (b) IMMEDIATE AND HEAVY FINANCIAL NEED. For purposes of subsection (a) of this Section, a proposed withdrawal will be deemed to be on account of an immediate and heavy financial need if the proceeds will be used to pay (1) medical expenses of the Participant or of the Participant's spouse or dependents; (2) costs (exclusive of mortgage payments) directly related to the purchase of the Participant's principal residence; (3) tuition and related education fees for the next twelve months of post-secondary education for the Participant or for the spouse, children or other dependents of the Participant;
(4) amounts required to prevent the eviction of the Participant from, or the foreclosure of a mortgage on, the Participant's principal residence; or (5) such additional expenses as may be specified by the Internal Revenue Service as a deemed immediate and heavy financial need for this purpose.

            (c) AMOUNTS NECESSARY TO MEET THE FINANCIAL NEED. A withdrawal will be deemed to be necessary to satisfy an immediate and heavy financial need of a Participant if (1) the amount of the withdrawal is not more than the amount of the immediate and heavy financial need; and (2) the Participant has obtained all loans, distributions and withdrawals (other than hardship withdrawals) available under the Plan and any other plan maintained by the Company or an Affiliate.

            (d) SUSPENSION OF FUTURE ELECTIVE CONTRIBUTIONS. If pursuant to this Section, a Participant makes a withdrawal on account of an immediate and heavy financial need, then, notwithstanding any other provision to the contrary contained in the Plan or in any other plan maintained by the Employer or an Affiliate, (1) the Participant's Elective Contributions (pre-tax and after-tax) under the Plan and under any such other plan will be suspended until the first day of the calendar quarter next following the date which is twelve months after the date of the withdrawal, and (2) the Participant's elective pre-tax deferral limitation under Section 402(g)(1) of the Code for the taxable year following the year of the withdrawal will be reduced by the amount, if any, of the Participant's Elective Contributions under the Plan (and elective pre-tax deferrals under any other plan maintained by the Employer or an Affiliate) during the year in which the withdrawal is made.

            7.3. WITHDRAWAL REQUESTS. Requests for in-service withdrawals must be filed with the Administrative Committee on forms prescribed or approved for that purpose. Withdrawal amounts will be paid to a Participant as soon as practicable after a properly completed withdrawal request is received and approved by the Administrative Committee.

            7.4.   LOANS.

            (a) GENERAL. Upon the application of a Participant, the Administrative Committee, in accordance with a uniform and nondiscriminatory policy, may direct the Trustee to make a loan to the Participant from the Participant's vested Accounts. The amount of any such loan shall not be less than $1,000 and shall not exceed the lesser of (1) $50,000 reduced by the excess of the highest outstanding loan balance of the Participant during the one-year period ending on the day before the loan is made over the Participant's outstanding loan balance immediately prior to the loan or (2) an amount equal to 50% of the value of the Participant's vested Accounts as of the date of such loan. For this purpose, the value of a Participant's Account shall be determined as of the Valuation Date preceding the date of the loan, adjusted to reflect any contributions, distributions or withdrawals since the Valuation Date.

            (b) TERMS. Any loan to a Participant hereunder shall be evidenced by the Participant's recourse promissory note in form and substance satisfactory to the Administrative Committee, shall bear a reasonable rate of interest, shall be adequately secured, and shall be payable in the manner provided by the Administrative Committee within 5 years after the date thereof, but no later than the termination of the Participant's employment for any reason. Each loan shall be repayable in equal installments not less frequent than quarterly. The Administrative Committee shall require a Participant who receives a loan to authorize the Employer to withhold from Compensation and to pay directly to the Trustee the amounts required to be paid under the promissory note evidencing the Participant's loan obligation. If, at the time benefits are to be distributed to a Participant or his Beneficiary, there remains any unpaid balance of a loan made hereunder, then such unpaid balance (together with accrued interest) shall become immediately due and payable in full and, unless paid, such unpaid balance shall be deducted from the Participant's Accounts before any distribution therefrom is made.

            (c) NO DISCRIMINATION. Loans hereunder shall be made available to Participants on a reasonably equivalent basis.

            (d) ADMINISTRATIVE PROCEDURES. The Administrative Committee shall establish such rules and procedures with respect to Plan loans as it deems necessary or advisable in order to comply with the provisions hereof and of applicable law.

            7.5. FAILURE TO REPAY LOANS. If a loan is made to a Participant with a vested interest in his Accounts and the Participant does not make a payment required under the promissory note within the specified time, the Administrative Committee may cause the amount due to be deducted from any interest in, or payment or distribution from, the Trust Fund to which such Participant or his Beneficiaries may be entitled.

                                      ARTICLE 8

                                 TOP HEAVY PROVISIONS

            8.1. EFFECT OF TOP HEAVY STATUS. Notwithstanding anything contained herein to the contrary, if the Plan is a top heavy plan for any Plan Year, and if any Participant who is a non-key Employee does not accrue the minimum benefit or contribution described in Section 416(c)(1) or (c)(2) of the Code for that Plan Year under this Plan and any other defined benefit and defined contribution plan which is required or permitted to be aggregated with the Plan for purpose of applying Section 416 of the Code, then the Company shall make such additional contributions, if any, on behalf of such Participant (regardless of whether such Participant completes 1,000 hours of service for such Year and regardless of his or her level of compensation) as shall be necessary in order to satisfy the minimum contribution requirements of Section

416(c)(2) of the Code (determined with regard to Section 416(f) of the Code) with respect to such Participant for such Plan Year. The minimum contribution will not be required (or the minimum contribution will be reduced, as the case may be) for a Participant if and to the extent that the minimum top heavy contribution or benefit requirement is satisfied by another qualified plan of the Employer or an Affiliate.

            8.2.   DEFINITIONS AND SPECIAL RULES.

            (a) TOP HEAVY STATUS. The Plan is a top heavy plan if, as of the determination date, the aggregate Account values of all key Employees under the Plan (required to be taken into account for this purpose) plus the aggregate account values and the aggregate present values of accrued benefits for all key Employees under all other plans which are aggregated with this Plan (required to be taken into account for this purpose) exceed sixty percent of all such aggregate values for all Employees or former Employees (other than former key Employees) under the Plan and such other plans. The determination of the top heavy status of the Plan will be made in accordance with the provisions of
Section 416 of the Code and the regulations promulgated thereunder which are specifically incorporated herein by reference.

            (b) AGGREGATION OF PLANS. Each plan of the Employer or an Affiliate in which a key Employee participates and each other plan which enables such plan to meet the requirements of Section 401(a)(4) or Section 410(b) of the Code will be aggregated with this Plan, and all additional plans which the Company designates will be aggregated with this Plan if and to the extent that the resulting group of plans satisfies the coverage and nondiscrimination tests of Sections 401(a)(4) and 410 of the Code.

            (c) DETERMINATION DATE. For purposes of determining whether the Plan is a top heavy plan for a Plan Year, the determination date is the last day of the preceding Plan Year.

            (d) KEY EMPLOYEE. The term "key Employee" means a key employee described in Section 416(i)(1) of the Code, and the term "non-key Employee" means any Employee who is not a key Employee.

                                      ARTICLE 9

                                ADMINISTRATION OF PLAN

            9.1. ORGANIZATION OF ADMINISTRATIVE COMMITTEE AND PROCEDURAL MATTERS. The Plan will be administered by an Administrative Committee composed of at least two individuals appointed by the Board (or, if no members are serving or have been appointed, the Company shall act as the Administrative Committee). Each member of the Administrative Committee will serve at the pleasure of the Board and without compensation. Action by the Administrative Committee may be taken by a vote of a majority of its members then serving or in a writing without a meeting signed by all of its members. Unless the Board appoints officers, the Administrative Committee may designate one of its members as the Chairman and shall elect a Secretary who may but need not be a member of the Administrative Committee. No member of the Administrative Committee shall participate in the determination of any of his or her rights or benefits under the Plan. The Administrative Committee (and each member thereof) is a "named fiduciary" of the Plan.

            9.2. POWERS OF ADMINISTRATIVE COMMITTEE. The Administrative Committee will administer the Plan and will have complete control in the administration thereof. In exercising any of its discretionary powers with respect to the administration of the Plan, the Administrative Committee will act in a uniform and non-discriminatory manner. The Administrative Committee will have all powers which are reasonably necessary to carry out its responsibilities under the Plan including, without limitation, the power to construe the Plan and to determine all questions which may arise thereunder. The decision of the Administrative Committee as to any disputed question arising hereunder, including questions of construction, interpretation and administration, shall be final and conclusive on all persons. All disbursements by the Trustee, except for reasonable expenses of administering the Trust assets, shall be made upon and in accordance with the instructions of the Administrative Committee.

            9.3. OPERATION OF ADMINISTRATIVE COMMITTEE. The Administrative Committee may adopt such rules and regulations as it deems necessary or appropriate for the conduct of its affairs. The Administrative Committee may appoint from among its members such subcommittees with such powers as it shall determine and may employ such accountants, actuaries, counsel, administrators and other agents (clerical and otherwise) and services as it deems necessary or desirable in connection with the performance of its functions hereunder and in order to carry out the provisions of the Plan. The Administrative Committee shall be entitled to rely conclusively upon, and shall be full protected in any action taken by it in good faith in relying upon, any opinions or reports that shall be furnished to it by any such accountant, actuary, counsel, administrator or other specialist. Decisions and directions of the

Administrative Committee may be communicated to the Trustee, a Participant, a Beneficiary, the Company or any other person who is to receive such decision or direction by a document signed by any one or more members of the Administrative Committee (or persons other than members) so authorized, and such decision or direction of the Administrative Committee may be relied upon by its recipient as being the decision or direction of the Administrative Committee.

            9.4. INVESTMENT POWERS OF THE ADMINISTRATIVE COMMITTEE. The Administrative Committee shall establish a funding policy and method consistent with the objectives of the Plan and requirements of ERISA, and shall communicate such policy to the Trustee and any investment manager. The Administrative Committee shall have the following powers, duties and authority with respect to the investment of Plan assets:

            (a) to select Investment Fund alternatives to be made available to Participants and Beneficiaries and, if deemed appropriate, to select and appoint one or more investment managers to manage, acquire or dispose of any or all of the assets of the Plan, provided, however, that any such investment manager is described in Section 3(38)(B) of ERISA and has acknowledged in writing that he is a fiduciary with respect to the Plan;

            (b) to monitor and evaluate the performance of any Investment Fund and/or investment manager;

            (c) to direct the Trustee in connection with the exercise of investment or asset management responsibilities under the Trust Agreement; and

            (d) to approve accounts rendered from time to time by the Trustee, and to release, relieve and discharge the Trustee with respect to all matters set forth in any such account, or to object to any such account.

            9.5. RESIGNATION OR REMOVAL. Any member of the Administrative Committee may resign by giving written notice to the Board not less than 30 days before the effective date of his or her resignation. Any member of the Administrative Committee may be removed, with or without cause, at any time by the Board. The Board shall fill vacancies as soon as is reasonably practicable after a vacancy occurs and, until a new appointment is made, the remaining members shall have the full authority to act.

            9.6. RECORDS AND REPORTS. The Administrative Committee shall keep records of their proceedings and acts and shall keep or cause to be kept all such books of account, records and other data as may be necessary in connection with the performance of their functions hereunder.

            9.7. EXPENSES. All expenses incurred in connection with the administration of the Plan and the Trust Fund, including, without limitation, fees of accountants, actuaries, counsel, investment managers and other agents, and other costs of administering the Plan and the Trust Fund, shall be paid by the Trustee out of the Trust Fund, unless paid by the Company.

            9.8. INDEMNIFICATION. The Company shall indemnify each member of the Administrative Committee, each member of the Board, and any of its (or an Affiliate's) employees to whom a fiduciary responsibility with respect to the Plan is allocated or delegated from and against all liabilities, costs and expenses, including counsel fees, amounts paid in settlement and amounts of judgments, fines or penalties, incurred or imposed upon such person in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, arising by reason of or in connection with acts or omissions in his or her capacity as a fiduciary hereunder, unless it is established by the order of a court of competent jurisdiction that such act or omission is the result of willful misconduct or fraud.

            9.9. CLAIM FOR BENEFITS. When a benefit is due, the Participant or Beneficiary should submit his claim to the person or office designated by the Administrative Committee to receive claims. Under normal circumstances, a final decision shall be made as to a claim within 90 days after receipt of the claim. If the Administrative Committee notifies the claimant in writing during the initial 90 day period, it may extend the period up to 180 days after the initial receipt of the claim. The written notice must contain the circumstances necessitating the extension and the anticipated date for the final decision. If a claim is denied during the claims period, the Administrative Committee must notify the claimant in writing. The denial must include the specific reasons for it, the Plan provisions upon which the denial is based, and the claims review procedure. If no action is taken during the claims period, the claim is treated as if it were denied on the last day of the claims period.

            9.10.  REVIEW OF DENIED CLAIMS.  If a Participant's or
Beneficiary's claim is denied and the claimant wants a review, he or she must apply to the Administrative Committee in writing. That application may include any comment or argument the claimant wants to make. The claimant may either represent himself or appoint a representative, either of whom has the right to inspect all documents pertaining to the claim and its denial. The Administrative Committee may schedule any meeting with the claimant or his representative that it finds necessary or appropriate to complete its review. The request for review must be filed within 60 days after the denial. If it is not, the denial becomes final. If a timely request is made, the Administrative Committee must make its decision, under normal circumstances, within 60 days of the receipt of the request for review.
However, if the Administrative Committee notifies the claimant prior to the expiration of the initial review period, it may extend the period of review up to 120 days following the initial receipt of the request for a review. All decisions of the Administrative Committee must be in writing and must include the specific reasons for their action and the Plan provisions on which their decision is based. If a decision is not given to the claimant within the review period, the claim is treated as if it were denied on the last day of the review period.
            9.11. STANDARD OF JUDICIAL REVIEW OF COMMITTEE ACTIONS. The Administrative Committee has full and absolute discretion in the exercise of each and every aspect of its authority under the Plan, including without limitation, the authority to determine any person's right to benefits under the Plan, the correct amount and form of any benefits, the authority to decide any appeal, the authority to review and correct the actions of any prior administrative committee, and all of the rights, powers, and authorities specified in the Plan. Notwithstanding any provision of law or any explicit or implicit provision of this document or, any action taken, or ruling or decision made, by the Administrative Committee in the exercise of any of its powers and authorities under the Plan shall be final and conclusive as to all parties (other than the Company, an Employer other than the Company or the Trustee), including without limitation all Participants and Beneficiaries, regardless of whether the Administrative Committee or one or more of its members may have an actual or potential conflict of interest with respect to the subject matter of the action, ruling, or decision. No final action, ruling, or decision of the Administrative Committee shall be subject to de novo review in any judicial proceeding; and no final action, ruling, or decision of the Administrative Committee may be set aside unless it is held to have been arbitrary and capricious by a final judgment of a court having jurisdiction with respect to the issue.

                                      ARTICLE 10

                                      TRUST FUND

            10.1. GENERAL. The Trust corpus will consist of all payments to the Trustee as provided herein, together with the net income or loss (including capital items) produced by the investments of the Trust or the sale of any such investments, which will be added to or deducted from the Trust. The Trust assets will be held, administered and invested in the manner provided in the agreement pursuant to which the Trust is governed.

            10.2. NO DIVERSION. All assets of the Trust will be owned by the Trustee. Except as otherwise provided herein, no part of the Trust assets may be used for or diverted to purposes other than for the exclusive benefit of Participants and their Beneficiaries.

            10.3. BENEFITS PROVIDED SOLELY BY TRUST FUND. All benefits payable under the Plan will be paid or provided solely from the Trust assets, and neither the Company nor any participating Employer nor any Affiliate assumes or shall have liability or responsibility therefor.

            10.4. EMPLOYER SECURITIES. Notwithstanding anything herein to the contrary, no part of the Trust assets may be invested in securities of the Company or an Affiliate unless such securities constitute qualifying employer securities within the meaning of Section 407(d)(5) of ERISA. The Trustee or investment manager, as the case may be, may invest up to 100% of the Plan's assets in qualifying employer securities, provided that any such investment is deemed advisable and proper in carrying out the purposes of the Plan and the Trust, and provided further that such investment would not constitute a prohibited transaction or be otherwise impermissible under applicable law.

            10.5. APPOINTMENT OF INVESTMENT MANAGER. The Administrative Committee may appoint one or more investment managers to manage any assets of the Plan, including all or part of the assets of any Investment Fund. As used herein, the term "investment manager" means any person or entity who: (a) has power to manage, acquire or dispose of any assets of the Plan; (b) is (1) registered as an investment adviser under the Investment Advisers Act of 1940
(2) a bank, as defined in that Act, or (3) an insurance company qualified under the laws of more than one state to perform services described in (a) above; and
(c) has acknowledged in a writing delivered to the Investment Committee and the Trustee that he is a fiduciary with respect to the Plan. The investment manager(s) will have such powers and responsibilities as may be conferred under the Trust Agreement and the investment management agreement.

                                      ARTICLE 11

                              AMENDMENTS AND TERMINATION

            11.1. COMPANY MAY AMEND PLAN. The Company reserves the right, by action of the Board at any time or from time to time, to modify or amend this Plan in whole or in part. No amendment will:

            (a)    vest in an Employer an interest in the Trust Fund;

            (b) cause or permit the Trust Fund to be diverted to any purpose other than the exclusive benefit of Participants and Beneficiaries;

            (c) decrease the Account of any Participant or eliminate an optional form of payment;

            (d) increase substantially the duties or liabilities of the Trustee or the members of the Investment Committee or the Administrative Committee without its or their written consent; or

            (e) change the vesting schedule to one which would result in the nonforfeitable percentage of a Participant's Account (determined as of the later of the date of adoption of the amendment or the effective date of the amendment) being less than the nonforfeitable percentage computed under the Plan without regard to the amendment. If the Plan's vesting schedule is amended, each Participant with at least three years of Service may elect to have his or her nonforfeitable percentage computed without regard to the amendment. The election must be made by the latest of the following dates: (1) 60 days after the amendment is adopted, (2) 60 days after the amendment becomes effective, or
(3) 60 days after the Participant is issued written notice of the amendment.

            11.2. WITHDRAWAL OF PARTICIPATING EMPLOYER. An Employer may withdraw from the Plan and the Trust Fund by giving written notice to the Administrative Committee of its intent to withdraw. The Administrative Committee will then determine the portion of the Trust Fund attributable to the Participants employed by the withdrawing Employer and will notify the Trustee to segregate those assets and transfer them to the successor trustee or trustees when it receives a designation of the successor from the withdrawing Employer.
A withdrawal will not terminate the Plan with respect to the withdrawing Employer if the Employer appoints a successor trustee or trustees and establishes another plan and trust intended to qualify under Section 401(a) of the Code.

            11.3. TERMINATION. The Board may terminate the Plan with respect to any or all Employers. Any Employer (by action of its board of directors) may terminate the Plan with respect to itself. If there is a partial or total termination of the Plan or there is a complete discontinuance of an Employer's Contributions, all affected Participants will immediately become 100% vested in their Accounts.

            11.4. DISTRIBUTIONS UPON TERMINATION. Subject to the provisions of applicable law (or the provisions of a Plan amendment adopted in connection with a Plan termination), distribution of a Participant's Accounts as a result of the termination of the Plan is permitted only if: (a) the balance of the Accounts is not more than $3,500, or (b) the balance exceeds $3,500 and either
(1) the Participant consents to the distribution or (2) neither the Employer nor any Affiliate maintains another defined contribution plan. However if the Employer or an Affiliate maintains another defined contribution plan, then, even though the Participant's Accounts cannot be distributed without his or her consent, the Accounts may be transferred to the other defined contribution plan to be held for the Participant's benefit.
Except to the extent required by applicable law, all distributions in respect of the termination of the Plan will be in the form of single sum payments.

            11.5. STATUTORY MERGER/CONSOLIDATION RULE. In the case of any merger or consolidation of the Plan with, or any transfer of assets or liabilities of the Plan to, any other plan, the benefit which each Participant would be entitled to receive immediately after the merger, consolidation or transfer (if the Plan then terminates) shall be equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation or transfer (as if the Plan had then terminated).

                                      ARTICLE 12

                                    MISCELLANEOUS

            12.1. NO RIGHTS CONFERRED. Nothing herein will be deemed to give any individual any right to be retained in the employ of the Company or an Affiliate or any other rights in the future other than as herein specifically set forth. Except as otherwise specifically required herein or by law, no Participant, Beneficiary or other person will be entitled to inspect the books, records, reports, financial statements or tax returns of the Company.

            12.2. BENEFITS LIMITED TO TRUST FUND. No person will have any right or interest in the Trust other than as provided herein. Any final payment or distribution to a Participant or Beneficiary will be in full satisfaction of all claims against the Trust, the Trustee, the Administrative Committee, the Company, an Affiliate, the Board and any fiduciary of the Plan or Trust. The Trustee or the Administrative Committee may require a Participant or Beneficiary to execute a receipt and a general release of any and all such claims upon a final payment or distribution, or a receipt and/or release to the extent of any partial payment or distribution.

            12.3. SPENDTHRIFT PROVISION. Except to the extent required by law, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, transfer, assign, encumber or charge the same shall be void. No such benefit shall be in any way liable for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to those benefits. The Administrative Committee will establish such procedures as may be necessary or appropriate in order to comply with the provisions of ERISA and the Code in connection with domestic relations orders issued with respect to a Participant's Accounts. If an order so provides, payment of the interest of an alternate payee (as defined in Section 414(p) of the Code) may be made in a single sum as soon as practicable after the Administrative Committee determines that the order constitutes a qualified domestic relations order.

            12.4. PRIOR PLANS. Effective with the initial creation of this Plan as of January 1, 1992, certain plans (identified below and referred to in this Plan as "Prior Plans") maintained by predecessors to TMP Worldwide Inc. were merged into this Plan and continued in the form set forth above, effective on and after January 1, 1992. The Appendices to the Plan are intended to preserve the vested rights and protected benefits, rights and features applicable to those who participated in each Prior Plan subsequently identified in an Appendix hereto. In no event, however, shall any such benefits, rights and features be eliminated if not specifically listed and are hereby incorporated herein.

            12.5. PAYMENT TO MINORS OR INCOMPETENTS. If any person to whom a benefit is payable hereunder is an infant or if the Administrative Committee determines that any person to whom such benefit is payable is incompetent by reason of a physical or mental disability, the Administrative Committee may cause the payments becoming due to such person to be made to another for his or her benefit without responsibility of the Administrative Committee or the Trustee to see to the application of such payments.

            12.6. HEADINGS. The headings in this Plan have been inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

            12.7. SEVERABILITY. If any provision of the Plan or the application of such provision to any person or circumstance is held invalid, the remainder of the Plan (and the application of such provision to any person or circumstance other than the person or circumstance to which it is held invalid) will not be affected thereby.

            12.8. CONSTRUCTION. The provisions of the Plan will be construed, regulated and administered according to the provisions of ERISA, the Code and to the extent not inconsistent therewith or preempted thereby, in accordance with the laws of the State of New York.

                                  TMP WORLDWIDE INC.

Dated:_________________           By: _____________________

                                      APPENDIX A

                            BTD DIRECTORY MANAGEMENT, INC.
                              401(K) PROFIT SHARING PLAN


            APPLICABILITY. This Appendix shall apply only to those Participants who were also participants in the BTD Directory Management, Inc. 401(k) Profit Sharing Plan (the "BTD Directory Management Plan"). All of the terms used in this Appendix shall have the same meaning given them in the Plan, unless the context clearly indicates otherwise.

            FORM OF DISTRIBUTION. A Participant may elect to receive that portion of his vested account balance attributable to contributions under the BTD Directory Management Plan in substantially equivalent monthly, quarterly, semi-annual or annual installments over a period not to exceed the joint life expectancy of the Participant and his Beneficiary, in lieu of receiving such portion of his vested account balance in a lump sum. In the event the Participant elects to receive installments, the Participant or, in the event of the Participant's death, the Participant's Beneficiary may elect to accelerate the remaining installments.

                                      APPENDIX B

                              TMP WEST, INC. 401(K) PLAN


            APPLICABILITY. This Appendix shall apply only to those Participants who were also participants in the TMP West, Inc. 401(k) Plan (the "TMP West Plan"). All of the terms used in this Appendix shall have the same meaning given them in the Plan, unless the context clearly indicates otherwise.

            FORM OF DISTRIBUTION. (a) Available Forms. A Participant whose vested account balance exceeds three thousand five hundred dollars ($3,500) upon termination of employment or exceeded three thousand five hundred dollars ($3,500) as of the date of any previous distribution from such account, whether under this Plan or the TMP West Plan, may elect to receive that portion of his vested account balance attributable to contributions under the TMP West Plan in one of the following forms, in lieu of receiving such portion of his vested account balance in a lump sum:

            (a) substantially equivalent monthly, quarterly, semi-annual or annual installments over a period not to exceed the joint life expectancy of the Participant and his Beneficiary;

            (b)    a single life annuity payable over the
                   Participant's lifetime;

            (c) a joint and survivor annuity providing for payment over the Participant's lifetime and, upon the Participant's death, payments continuing to the Participant's spouse, if any, for the remainder of such spouse's lifetime in an amount equal to fifty percent (50%) or one hundred percent (100%) of the amount being paid to the Participant prior to his death.

            (b) Election of Form. A Participant may elect to have that portion of his vested account balance attributable to contributions under the TMP West Plan distributed in one of the forms specified in subsection (a) at any time during the ninety (90) day period ending on the date as of which benefit payments are to commence. Such election may be revoked and remade at any time up to the date as of which benefit payments are to commence. Any such election or revocation thereof shall be in writing on a form supplied by the Administrator and shall be effective upon its receipt by the Administrator; provided, however, that in the event a Participant elects to receive that portion of his vested account balance attributable to contributions under the TMP West Plan in the form of a single life annuity, such portion of his vested account balance shall be distributed in the form of a joint and fifty percent (50%)
survivor annuity, unless the Participant's spouse has, within the ninety (90) day period ending on the date on which the first benefit payment is due, consented to the election in writing and acknowledged its effect, with such consent being witnessed by a notary public or a designated Plan representative appointed by the Administrator. Prior to his benefit commencement date, the Administrator shall furnish to each Participant with a spouse a written explanation of the terms and conditions of the joint and survivor annuity available under this Section, the effect of making an election to receive a single life annuity and the election and revocation rights of the Participant and his spouse under this Section.

            WITHDRAWAL OF AFTER-TAX CONTRIBUTIONS.    A Participant may elect
to withdraw all or any portion of his account balance attributable to after-tax employee contributions under the TMP West Plan.

                                      APPENDIX C

                     TELEPHONE MARKETING PROGRAMS OF BOSTON, INC.
                       EMPLOYEE SAVINGS AND PROFIT SHARING PLAN


            APPLICABILITY. This Appendix shall apply only to those Participants who were also participants in the Telephone Marketing Programs, Inc. of Boston Employee Savings and Profit Sharing Plan (the "Telephone Marketing Programs Plan"). All of the terms used in this Appendix shall have the same meaning given them in the Plan, unless the context clearly indicates otherwise.

            FORM OF DISTRIBUTION. A Participant whose vested account balance exceeds three thousand five hundred dollars ($3,500) upon termination of employment or exceeded three thousand five hundred dollars ($3,500) as of the date of any previous distribution from such account, whether under this Plan or the Telephone Marketing Programs Plan, may elect to receive that portion of his vested account balance attributable to contributions under the Telephone Marketing Programs Plan in substantially equivalent monthly, quarterly, semi-annual or annual installments over a period not to exceed the joint life expectancy of the Participant and his Beneficiary, in lieu of receiving such portion of his vested account balance in a lump sum.

                                      APPENDIX D

                     YELLOW PAGES MARKETING SERVICES SAVINGS PLAN


            APPLICABILITY. This Appendix shall apply only to those Participants who were also participants in the Yellow Pages Marketing Services Savings Plan (the "Yellow Pages Marketing Plan"). All of the terms used in this Appendix shall have the same meaning given them in the Plan, unless the context clearly indicates otherwise.


            FORM OF DISTRIBUTION. A Participant whose vested account balance exceeds three thousand five hundred dollars ($3,500) upon termination of employment or exceeded three thousand five hundred dollars ($3,500) as of the date of any previous distribution from such account, whether under this Plan or the Yellow Pages Marketing Plan, may elect to receive that portion of his vested account balance attributable to contributions under the Yellow Pages Marketing Plan in substantially equivalent monthly, quarterly, semi-annual or annual installments over a period not to exceed the joint life expectancy of the Participant and his Beneficiary, in lieu of receiving such portion of his vested account balance in a lump sum.

            WITHDRAWAL OF ROLLOVER CONTRIBUTIONS. A Participant may withdraw all or any portion of his vested account balance attributable to rollover or transfer contributions under the Yellow Pages Marketing Plan at any time.

                                      APPENDIX E

                             ADS AGENCY, INC. 401(K) PLAN


            APPLICABILITY. This Appendix shall apply only to those Participants who were also participants in the ADS Agency, Inc. 401(k) Plan (the "ADS Agency Plan"). All of the terms used in this Appendix shall have the same meaning given them in the Plan, unless the context clearly indicates otherwise.

            FORM OF DISTRIBUTION. (a) Available Forms. A Participant whose vested account balance exceeds three thousand five hundred dollars ($3,500) upon termination of employment or exceeded three thousand five hundred dollars ($3,500) as of the date of any previous distribution from such account, whether under this Plan or the ADS Agency Plan, may elect to receive that portion of his vested account balance attributable to contributions under the ADS Agency Plan in one of the following forms, in lieu of receiving such portion of his vested account balance in a lump sum:

            (a)    substantially equivalent monthly,
                   quarterly, semi-annual or annual
                   installments over a period not to exceed the joint life expectancy of the Participant and his Beneficiary;

            (b)    a single life annuity payable over the
                   Participant's lifetime;

            (c) a joint and survivor annuity providing for payment over the Participant's lifetime and, upon the Participant's death, payments continuing to the Participant's Beneficiary, if any, for the remainder of such spouse's lifetime in an amount equal to fifty percent (50%) or one hundred percent (100%) of the amount being paid to the Participant prior to his death.

            (b) Election of Form. A Participant may elect to have that portion of his vested account balance attributable to contributions under the ADS Agency Plan distributed in one of the forms specified in subsection (a) at any time during the ninety (90) day period ending on the date as of which benefit payments are to commence. Such election may be revoked and remade at any time up to the date as of which benefit payments are to commence. Any such election or revocation thereof shall be in writing on a form supplied by the Administrator and shall be effective upon its receipt by the Administrator; provided, however, that in the event a Participant elects to receive that portion of his vested account balance attributable to contributions under the ADS Agency Plan in the form of a single life annuity, such portion of his vested account balance shall be distributed in the form of a joint and fifty percent (50%) survivor annuity with the Participant's spouse as the contingent annuitant, unless the Participant's spouse has, within the ninety (90) day period ending on the date on which the first benefit payment is due consented to the election in writing and acknowledged its effect, with such consent being witnessed by a notary public or a designated plan representative appointed by the Administrator. Prior to his benefit commencement date, the Administrator shall furnish to each Participant with a spouse a written explanation of the terms and conditions of the joint and survivor annuity available under this Section, the effect of making an election to receive a single life annuity and the election and revocation rights of the Participant and his spouse under this Section.

            WITHDRAWALS UPON ATTAINMENT OF AGE 59 1/2.     Upon attaining age
fifty-nine and one-half (59 1/2), a Participant may withdraw all or any portion of his account balance attributable to elective deferrals and qualified non-elective contributions under the ADS Agency Plan.

                                      APPENDIX F

                        TELEPHONE DIRECTORY ADVERTISING, INC.
                         EMPLOYEES SAVINGS AND INCENTIVE PLAN



            APPLICABILITY. This Appendix shall apply only to those Participants who were also participants in the Telephone Directory Advertising, Inc. Employees Savings and Incentive Plan (the "Telephone Directory Advertising Plan"). All of the terms used in this Appendix shall have the same meaning given them in the Plan, unless the context clearly indicates otherwise.

            FORM OF DISTRIBUTION. (a) Available Forms. A Participant whose vested account balance exceeds three thousand five hundred dollars ($3,500) upon termination of employment or exceeded three thousand five hundred dollars ($3,500) as of the date of any previous distribution from such account, whether under this Plan or the Telephone Directory Advertising Plan, may elect to receive that portion of his vested account balance attributable to contributions under the Telephone Directory Advertising Plan in one of the following forms, in lieu of receiving such portion of his vested account balance in a lump sum:

            (i) substantially equivalent monthly, quarterly, semi-annual or annual installments over a period not to exceed the joint life expectancy of the Participant and his Beneficiary;

            (ii) a single life annuity payable over the Participant's lifetime;

            (iii) a joint and survivor annuity providing for payment over the Participant's lifetime and, upon the Participant's death, payments continuing to the Participant's spouse, if any, for the remainder of such spouse's lifetime in an amount equal to fifty percent (50%) or one hundred percent (100%) of the amount being paid to the Participant prior to his death.

            (b) Election of Form. A participant may elect to have that portion of his vested account balance attributable to contributions under the Telephone Directory Advertising Plan distributed in one of the forms specified in subsection (a) at any time during the ninety (90) day period ending on the date as of which benefit payments are to commence. Such election may be revoked and remade at any time up to the date as of which benefit payments are to commence. Any such election or revocation thereof shall be in writing on a form supplied by the Administrator and shall be effective upon its receipt by the Administrator; provided, however, that in the event a Participant elects to receive that portion of his vested account balance attributable to contributions under the Telephone Directory Advertising Plan in the form of a single life annuity, such portion of his vested account balance shall be distributed in the form of a joint and fifty percent (50%) survivor annuity, unless the Participant's spouse has, within the ninety (90) day period ending on the date on which the first benefit payment is due, consented to the election in writing and acknowledged its effect, with such consent being witnessed by a notary public or a designated Plan representative appointed by the Administrator. Prior to his benefit commencement date, the Administrator shall furnish to each Participant with a spouse a written explanation of the terms and conditions of the joint and survivor annuity available under this Section, the effect of making an election to receive a single life annuity and the election and revocation rights of the Participant and his spouse under this Section.

                                      APPENDIX G

                              FRITCHMAN ASSOCIATES, INC.
                                 PROFIT SHARING PLAN


            APPLICABILITY. The Appendix shall apply only to those Participants who were also participants in the Fritchman Associates, Inc. Profit Sharing Plan (the "Fritchman Associates Plan"). All of the terms used in this Appendix shall have the same meaning given them in the Plan, unless the context clearly indicates otherwise.

            FORM OF DISTRIBUTION. A Participant whose vested account balance exceeds three thousand five hundred dollars ($3,500) upon termination of employment or exceeded three thousand five hundred dollars ($3,500) as of the date of any previous distribution from such account, whether under this Plan or the Fritchman Associates Plan, may elect to receive that portion of his vested account balance attributable to contributions under the Fritchman Associates Plan in substantially equivalent monthly, quarterly, semi-annual or annual installments over a period not to exceed the joint life expectancy of the Participant and his Beneficiary, in lieu of receiving such portion of his vested account balance in a lump sum.

                                      APPENDIX H

                           DIRECTORY DATA MANAGEMENT, INC.
                               RETIREMENT SAVINGS PLAN


            APPLICABILITY. The Appendix shall apply only to those Participants who were also participants in the Directory Data Management, Inc. Retirement Savings Plan (the "Directory Data Management Plan"). All of the terms used in this Appendix shall have the same meaning given them in the Plan, unless the context clearly indicates otherwise.

            WITHDRAWALS (a) ROLLOVER CONTRIBUTIONS. A Participant may withdraw all or any portion of his vested account balance attributable to rollover or transfer contributions under the Directory Data Management Plan at any time.

            (b)    ATTAINMENT OF AGE 59 1/2.     Upon attaining age fifty-nine
and one-half (59 1/2), a Participant may withdraw all or any portion of his account balance attributable to contributions under the Directory Data Management Plan; provided, however, that amounts attributable to employer matching contributions or discretionary contributions under the Directory Data Management Plan may be withdrawn only after the Participant is one hundred percent (100%) vested in such amounts and only after such contributions have been in the Plan or Directory Data Management Plan for at least two (2) years.

            (c)    HARDSHIP.  Upon a showing of hardship (as defined in Plan
Section 7.2), and approval of the Administrative Committee, a Participant may withdraw all or any portion of his vested account balance attributable to elective deferrals (other than net earnings credited thereon after December 31, 1988), employer matching contributions and employer discretionary contributions made under the Directory Data Management Plan. Any such withdrawal shall be governed by the provisions of Section 7.2 of the Plan and shall be made first from amounts attributable to employer discretionary contributions, then from amounts attributable to employer matching contributions and finally from amounts attributable to elective deferrals.